UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report: May 23, 2006
(Date of earliest event reported)
AKAMAI TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-27275	04-3432319

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
8 Cambridge Center, Cambridge, Massachusetts 02142

(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (617) 444-3000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement
SIGNATURE
EXHIBIT INDEX
EX-10.1 Akamai Tech., Inc. 2006 Stock Incentive Plan
EX-10.2 Summary of Comp. of Ex. Chairman & Non-Employee Directors

Item 1.01      Entry into Material Definitive Agreement
     On May 23, 2006, the stockholders of Akamai Technologies, Inc. (“Akamai”) approved the adoption of the Akamai Technologies, Inc. 2006 Stock Incentive Plan (the “2006 Plan”). The 2006 Plan allows for the issuance of up to 7.5 million shares of Akamai common stock, subject to adjustment, in the form of options, shares of restricted stock, restricted stock units, deferred stock units and other equity awards. The foregoing description of the 2006 Plan is qualified in its entirety by the full text of Exhibit 10.1 hereto.
     On May 23, 2006, as part of its annual director compensation review, the Akamai Board of Directors approved changes in the annual equity compensation of its Executive Chairman and the non-employee members of the Board of Directors. The Executive Chairman and each non-employee director will now be issued a number of deferred stock units (“DSUs”) having a value of $120,000 based on the closing sale price of Akamai’s common stock on the date of its annual meeting of stockholders. In addition, Akamai’s Executive Chairman and its Lead Director are entitled to $40,000 of additional compensation, of which $20,000 is paid in cash and $20,000 is paid in DSUs. Chairs of the Audit Committee and the Compensation Committee are entitled to $25,000 in additional compensation, of which $5,000 in paid in cash and $20,000 is paid in DSUs. The Chair of the Nominating and Corporate Governance Committee is entitled to $10,000 of additional compensation, of which $5,000 is paid in cash and $5,000 is paid in DSUs. The foregoing description of the amended compensation plan for the Executive Chairman and non-employee directors is qualified in its entirety by the full text of Exhibit 10.2 hereto.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 26, 2006	AKAMAI TECHNOLOGIES, INC.
	By:	/s/ Melanie Haratunian
Melanie Haratunian, General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Akamai Technologies, Inc. 2006 Stock Incentive Plan

10.2	Summary of Compensation of Executive Chairman and Non-Employee Directors